First Valley Bancorp, Inc. Announces Completion of Trust Preferred Offering

Bristol, Connecticut - July 28, 2005 - Robert L. Messier, Jr., President and CEO of Valley Bank, announced that First Valley Bancorp, Inc., the holding company of Valley Bank, has obtained $4.0 million in additional capital through a trust preferred offering that closed on July 28, 2005.

Messier stated, “The $4.0 million trust preferred offering is a debt obligation of the Bank, the proceeds of which qualify as regulatory Tier I capital for the Bank. The additional capital will allow the Bank to continue its growth and will also increase the Bank’s lending limit to approximately $2.0 million which should help attract new customers.”

Messier continued, “Valley Bank is planning to open two additional branches within the next twelve months subject to regulatory approval. The new capital will serve as a foundation for that growth.”

Valley Bank will also introduce an Internet banking product, Valley On Line (VOL) in late August 2005.

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

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